EXHIBIT 99.2

                        PRESS RELEASE

     DULLES, Va.--(BUSINESS WIRE)--Dec. 16, 1998--Atlantic
Coast Airlines Holdings Inc. ("ACAI'') (NASDAQ/NM: ACAI), the Dulles, VA-based United Express carrier, Wednesday announced that its Board of Directors has approved the adoption of a stockholder rights plan.

     In announcing the plan, the Company stated that the rights plan is intended to give the Board of Directors and management sufficient time to evaluate and respond to any proposed change in control transaction and to prevent an acquirer from gaining control of ACAI without offering a fair price to all of ACAI's stockholders.

     The Company added that the plan is not intended to prevent a transaction on terms that are fair to and in the best interest of all stockholders, and that the Board's action was not taken in response to any specific takeover threat.

     The rights plan provides for the distribution to ACAI's stockholders of one preferred stock purchase Right for each share of Common Stock outstanding at the close of business on the Jan. 29, 1999 record date and each share issued thereafter.

     The Rights will initially not be exercisable, but upon the occurrence of certain takeover-related events, the holders of the Rights (other than the acquiring person or group) would, under certain circumstances, have the right to purchase additional shares of ACAI stock (or, in some cases, stock of the acquiring entity) at a discount to the then market price.

     The Rights can be redeemed by ACAI at any time, and will otherwise expire after ten years. The threshold for triggering the rights plan will be the acquisition of 20% or more of the Company's common stock and exercise price of the Rights will be $100 per share. Further details regarding the rights plan will be provided to stockholders in a forthcoming letter.

     Atlantic Coast Airlines ("ACA'') offers more than 500 daily departures system-wide serving both Washington Dulles and Chicago O'Hare, which are major hubs for United
Airlines. From its major hub at Washington Dulles, ACA offers 230 daily flights to 47 cities.

     The carrier provides service to six cities with 17 daily departures from Chicago O'Hare International Airport, and ACA's route system spans from Maine to Florida and as far West as the Dakotas, serving 53 destinations in 24 states.

     Currently, the airline operates a fleet of 74 aircraft, including 14 50-passenger Canadair Regional Jets, 32 29-passenger Jetstream J-41s and 28 19-passenger Jetstream 32 turboprop aircraft. ACA employs over 2,000 aviation professionals.

     The common stock of Atlantic Coast Airlines Holdings
Inc., the parent of Atlantic Coast Airlines, is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA and our United Express service, visit our website at www.atlanticcoast.com.

     Contact:

     Atlantic Coast Airlines Holdings Inc.
     Rick DeLisi, director, Public Relations
     703/925-6019